Exhibit 99.2

CLEAR CHANNEL INTERNATIONAL B.V.

CONSOLIDATED FINANCIAL STATEMENTS

Three and nine months ended September 30, 2017 and 2016

FINANCIAL INFORMATION

FINANCIAL STATEMENTS

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)	September 30, 2017 (unaudited)	December 31, 2016
CURRENT ASSETS
Cash and cash equivalents	$31,158	$64,437
Accounts receivable, net of allowance of $8,074 in 2017 and $7,967 in 2016	289,431	263,125
Prepaid expenses	53,476	38,365
Other current assets	30,840	27,840

Total Current Assets	404,905	393,767
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, net	301,131	265,658
INTANGIBLE ASSETS AND GOODWILL
Intangible assets, net	20,604	20,434
Goodwill	194,868	180,851
OTHER ASSETS
Related party notes receivable	244,823	233,149
Other assets	116,846	109,348

Total Assets	$1,283,177	$1,203,207

CURRENT LIABILITIES
Accounts payable	$70,231	$67,516
Accrued expenses	302,590	271,909
Deferred income	48,675	29,816
Current portion of long-term debt	461	558

Total Current Liabilities	421,957	369,799
Long-term debt	369,005	221,991
Related party subordinated notes payable	1,057,476	963,706
Other long-term liabilities	135,531	117,781
Commitments and contingencies (Note 5)
SHAREHOLDER’S DEFICIT
Noncontrolling interest	627	1,671
Parent Company’s net investment	(1,084,946)	(913,228)
Accumulated other comprehensive income	383,527	441,487

Total Shareholder’s Deficit	(700,792)	(470,070)

Total Liabilities and Shareholder’s Deficit	$1,283,177	$1,203,207

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$257,206	280,800	$759,918	$855,292
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	185,784	192,634	531,137	568,794
Selling, general and administrative expenses (excludes depreciation and amortization)	62,277	61,820	171,368	189,483
Corporate expenses (excludes depreciation and amortization)	10,742	9,500	35,201	29,389
Depreciation and amortization	18,983	23,386	54,233	71,920
Impairment charges	1,591	7,274	1,591	7,274
Other operating income (expense), net	(394)	329	7,472	(55,579)

Operating loss	(22,565)	(13,485)	(26,140)	(67,147)
Interest expense, net	10,434	9,393	27,327	29,568
Equity in loss of nonconsolidated affiliates	(838)	(833)	(1,643)	(2,166)
Other income (expense), net	(1,965)	896	(3,318)	(5,943)

Net loss before income taxes	(35,802)	(22,815)	(58,428)	(104,824)
Income tax (benefit) expense	(262)	3,092	4,455	14,097

Consolidated net loss	(35,540)	(25,907)	(62,883)	(118,921)
Less amount attributable to noncontrolling interest	66	1,838	67	4,757

Net loss attributable to the Company	$(35,606)	$(27,745)	$(62,950)	$(123,678)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(12,431)	4,572	(34,633)	34,593
Unrealized holding gain (loss) on marketable securities	4	(3)	20	(9)
Pension adjustments	—	195	—	(3,551)
Reclassification adjustments	—	—	(1,643)	32,161

Other comprehensive income (loss), net of tax	(12,427)	4,764	(36,256)	63,194

Comprehensive loss	(48,033)	(22,981)	(99,206)	(60,484)
Less amount attributable to noncontrolling interest	(53)	931	55	1,937

Comprehensive loss attributable to the Company	$(47,980)	$(23,912)	$(99,261)	$(62,421)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Consolidated net loss	$(62,883)	$(118,921)
Reconciling items:
Impairment charges	1,591	7,274
Depreciation and amortization	54,233	71,920
Deferred taxes	(999)	(4)
Provision for doubtful accounts	1,417	2,206
Amortization of deferred financing charges and note discounts, net	1,411	1,356
Share-based compensation	1,670	3,777
(Gain) loss on sale of operating assets	(7,472)	55,579
Equity in loss of nonconsolidated affiliates	1,643	2,166
Noncash capitalized interest expense	24,810	26,420
Foreign exchange transaction (gain) loss	6,384	6,941
Other reconciling items, net	(3,726)	(780)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
(Increase) decrease in accounts receivable	(167)	40,274
Increase in prepaid expenses and other current assets	(11,104)	(12,527)
Increase (decrease) in accrued expenses	1,842	10,919
Decrease in accounts payable	(2,710)	(22,013)
Increase in deferred income	13,873	4,908
Changes in other operating assets and liabilities	2,490	15,965

Net cash provided by operating activities	22,303	95,460

Cash flows from investing activities:
Purchases of property, plant and equipment	(61,401)	(60,407)
Proceeds from disposal of assets	8,223	781
Proceeds from the sale of investments	11,165	—
Purchases of other operating assets	(2,227)	(245)
Decrease (increase) in related party notes receivable, net	(11,669)	1,658
Other, net	(1,704)	(21,561)

Net cash used for investing activities	(57,613)	(79,774)

Cash flows from financing activities:
Proceeds from long-term debt	156,000	—
Payments on long-term debt	(531)	(1,919)
Net transfers (to) from related parties	(164,189)	669
Increase (decrease) in related party notes payable	11,431	(4,513)
Dividends and other payments to noncontrolling interests	16	(279)
Other, net	(4,387)	(199)

Net cash used for financing activities	(1,660)	(6,241)
Effect of exchange rate changes on cash	3,691	(1,031)

Net increase (decrease) in cash and cash equivalents	(33,279)	8,414
Cash and cash equivalents at beginning of period	64,437	47,869

Cash and cash equivalents at end of period	$31,158	$56,283

Cash paid for interest	9,844	9,789
Cash paid for income taxes	8,847	14,715

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIT

(UNAUDITED)

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2016	$(413,022)	$32,332	$(380,690)
Consolidated net income (loss)	(123,678)	4,757	(118,921)
Foreign currency translation adjustments	32,656	1,937	34,593
Unrealized holding loss on marketable securities	(9)	—	(9)
Pension adjustments to comprehensive loss	(3,551)	—	(3,551)
Dividends and other payments to noncontrolling interests	—	(279)	(279)
Net transfers from related parties	669	—	669
Capitalization of interest on related party subordinated notes payable	(35,454)	—	(35,454)
Reclassification adjustment for realized cumulative translation adjustments on sale of businesses included in Other operating income (expense), net	32,161	—	32,161
Other, net	3,777	—	3,777

Balance, September 30, 2016	$(506,451)	$38,747	$(467,704)

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2017	$(471,741)	$1,671	$(470,070)
Consolidated net income (loss)	(62,950)	67	(62,883)
Foreign currency translation adjustments	(34,688)	55	(34,633)
Unrealized holding gain on marketable securities	20	—	20
Disposals of non-controlling interests	—	(1,046)	(1,046)
Dividends and other payments from non-controlling interests	—	16	16
Net transfers to related parties	(132,223)	—	(132,223)
Reclassification adjustments	(1,643)	—	(1,643)
Other, net	1,806	(136)	1,670

Balance, September 30, 2017	$(701,419)	$627	$(700,792)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

Clear Channel Outdoor Holdings, Inc. (“CCOH” or the “Parent Company”) is an outdoor advertising company, which owns and operates advertising display faces in the United States and internationally. CCOH has two reportable business segments: Americas and International. CCOH’s International segment (“CCI”) operates across 18 countries in Europe and Asia and provides advertising on street furniture and transit displays, billboards, mall displays, Smartbike programs, wallscapes and other displays, which are owned or operated under lease agreements. Clear Channel International B.V. (“CCIBV” or the “Company”) is a subsidiary within the CCI business and consists of CCI operations primarily in Europe and Singapore. These consolidated financial statements represent the consolidated results of operations, financial position and cash flows of CCIBV.

History

On November 11, 2005, CCOH became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of CCOH’s Class A common stock was sold. Prior to the IPO, CCOH was an indirect wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”), a diversified media and entertainment company. On July 30, 2008, iHeartCommunications completed its merger (the “Merger”) with a subsidiary of iHeartMedia, Inc. (“iHeartMedia”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”). iHeartCommunications is now owned indirectly by iHeartMedia.

Agreements with iHeartCommunications

There are several agreements which govern the Company’s relationship with CCOH and CCI and the CCOH relationship with iHeartCommunications related to corporate, employee, tax and other services. Certain of these costs, as applicable, are allocated to the Company from CCOH. iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of the issuance of these consolidated financial statements, no notice of termination of any of these agreements has been received from iHeartCommunications.

Basis of Presentation

These consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been derived from the accounting records of CCOH using the historical results of operations and historical bases of assets and liabilities of the Company. Assets and liabilities, revenues and expenses that pertain to the Company have been included in these consolidated financial statements. These consolidated financial statements include the results of operations in the following markets: Belgium, Denmark, Estonia, Finland, France, Holland, Ireland, Italy, Latvia, Lithuania, Norway, Poland, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

The consolidated financial statements include the accounts of the Company and its subsidiaries. Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of a company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated.

The Company utilizes the services of CCOH and CCI for certain functions, such as legal, finance, internal audit, financial reporting, tax advisory, insurance, global information technology, environmental matters and human resources services, including various employee benefit programs. The cost of these services has been allocated to the Company and included in these consolidated financial statements. The Company’s management considers these allocations to have been made on a reasonable basis. A complete discussion of the relationship with CCOH, including a description of the costs that have been allocated to the Company, is included in Note 6, Related Party Transactions to the consolidated financial statements.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

The consolidated financial statements included herein may not be indicative of the financial position, results of operations or cash flows had CCIBV operated as a separate entity during the periods presented or for future periods. As these consolidated financial statements present a portion of the businesses of CCOH, the net assets of CCIBV have been presented as CCOH’s net investment in CCIBV. CCOH’s investment in CCIBV includes the accumulated deficit of CCIBV net of cash transfers related to cash management functions performed by CCOH.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES AND NEW ACCOUNTING PRONOUNCEMENTS

During the third quarter of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This update provides a one-year deferral of the effective date for ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP. The standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized at the earliest period shown, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. The Company expects to utilize the full retrospective method. The Company has substantially completed its evaluation of the potential changes from adopting the new standard on its future financial reporting and disclosures, which included reviews of contractual terms for all of the Company’s significant revenue streams and the development of an implementation plan. The Company continues to execute on its implementation plan, including detailed policy drafting and training of segment personnel. Based on its evaluation, the Company does not expect material changes to its 2016 or 2017 consolidated revenues, operating income or balance sheets as a result of the implementation of this standard.

During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. Lessor accounting is updated to align with certain changes in the lessee model and the new revenue recognition standard which was issued in the third quarter of 2015. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the first quarter of 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350). This update eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The standard is effective for annual and any interim impairment tests performed for periods beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the first quarter of 2017, the FASB issued ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This update requires bifurcation of the net benefit cost, with the service cost component being presented with other employee compensation costs in operating income and the other components being reported separately outside of operations. The standard is effective for annual and any interim periods beginning after December 15, 2017. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Dispositions

During the second quarter of 2017, the Company sold its ownership interest in a joint venture in Belgium. As a result, the Company recognized a net gain on sale of $6.8 million, which is included within Other operating income, net.

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at September 30, 2017 and December 31, 2016, respectively:

(In thousands)	September 30, 2017	December 31, 2016
Land, buildings and improvements	$35,905	$43,121
Structures	558,190	494,436
Furniture and other equipment	103,089	79,428
Construction in progress	40,284	34,846

	737,468	651,831
Less: accumulated depreciation	436,337	386,173

Property, plant and equipment, net	$301,131	$265,658

Total depreciation expense related to property, plant and equipment for the three months ended September 30, 2017 and 2016 was $17.7 million and $20.2 million, respectively, and $50.4 million and $61.8 million for the nine months ended September 30, 2017 and 2016, respectively.

Intangible Assets

The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets at September 30, 2017 and December 31, 2016, respectively:

	September 30, 2017		December 31, 2016
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and contractual rights	$237,185	$(216,726)	$212,201	$(192,034)
Other	1,036	(891)	905	(638)

Total	$238,221	$(217,617)	$213,106	$(192,672)

Total amortization expense related to definite-lived intangible assets for the three months ended September 30, 2017 and 2016 was $1.3 million and $3.1 million, respectively, and $3.9 million and $10.1 million for the nine months ended September 30, 2017 and 2016, respectively.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2018	3,032
2019	1,848
2020	1,715
2021	1,469
2022	1,469

Goodwill

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on July 1 of each year. Each country constitutes a separate reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55.

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

The Company recognized goodwill impairment of $1.6 million during the three and nine months ended September 30, 2017 related to one country. The Company recognized goodwill impairment of $7.3 million during the three and nine months ended September 30, 2016 related to another country.

The following table presents the changes in the carrying amount of the Company’s goodwill:

(In thousands)
Balance as of December 31, 2015	$223,893
Impairment	(7,274)
Dispositions	(30,718)
Foreign currency	(5,050)

Balance as of December 31, 2016	$180,851
Impairment	(1,591)
Dispositions	(1,817)
Foreign currency	17,425

Balance as of September 30, 2017	$194,868

The beginning balance as of December 31, 2015 is net of cumulative impairments of $229.3 million.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

NOTE 4 – LONG-TERM DEBT

Long-term debt outstanding as of September 30, 2017 and December 31, 2016 consisted of the following:

(In thousands)	September 30, 2017	December 31, 2016
Clear Channel International B.V. Senior Notes	$375,000	$225,000
Other debt	567	6,674
Original issue discount	4,252	(1,838)
Long-term debt fees	(10,353)	(7,287)

Total debt	$369,466	$222,549
Less: current portion	461	558

Total long-term debt	$369,005	$221,991

The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $391.5 million and $242.9 million at September 30, 2017 and December 31, 2016, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 1.

On August 14, 2017, the Company issued $150.0 million in aggregate principal amount of 8.75% Senior Notes due 2020 (the “New Notes”). The New Notes were issued as additional notes under the indenture governing the Company’s existing 8.75% Senior Notes due 2020 and were issued at a premium, resulting in $156.0 million in proceeds. The New Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year.

NOTE 5 – COMMITMENTS, CONTINGENCIES AND GUARANTEES

Legal Proceedings

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of the Company’s litigation arises in the following contexts: commercial disputes; employment and benefits related claims; governmental fines; and tax disputes.

International Outdoor Investigation

On April 21, 2015, inspections were conducted at the premises of Clear Channel in Denmark and Sweden as part of an investigation by Danish competition authorities. Additionally, on the same day, Clear Channel UK received a communication from the UK competition authorities, also in connection with the investigation by Danish competition authorities. Clear Channel and its affiliates are cooperating with the national competition authorities.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Guarantees

As of September 30, 2017, the Company had outstanding bank guarantees of $33.7 million, of which $12.9 million were backed by cash collateral. Additionally, as of September 30, 2017, Parent Company had outstanding commercial standby letters of credit of $31.2 million held on behalf of the Company and its subsidiaries.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company has unsecured subordinated notes payable to and receivables from other wholly-owned subsidiaries of CCOH.

Related Party Subordinated Notes Payable

The Company is the borrower of subordinated notes, which are payable to other wholly-owned subsidiaries of CCOH. These notes are subordinated and unsecured and bear interest at 3.40% plus three-month EUR or GBP LIBOR.

Related party subordinated notes payable at September 30, 2017 and December 31, 2016 consisted of:

(In thousands)	September 30, 2017	December 31, 2016
Notes due to Clear Channel C.V.	$355,769	$342,532
Notes due to CCO International Holdings B.V.	701,707	621,174

Total Related Party Notes Payable	$1,057,476	$963,706

During the nine months ended September 30, 2017, the Company capitalized $24.8 million in interest payable, which had been accrued in relation to related party subordinated notes payable. During the nine months ended September 30, 2016, the Company capitalized $61.9 million in interest payable, which had been accrued in relation to related party subordinated notes payable. Of the amount capitalized, $26.4 million related to interest accrued during the nine months ended September 30, 2016.

Related Party Notes Receivable

The Company, as lender, had four outstanding notes receivable balances with four related parties, Clear Channel KNR Neth Antilles N.V., Clear Channel C.V., CCO International Holdings B.V. and Clear Channel Worldwide Holdings, Inc. at September 30, 2017. The balances are unsecured and repayable on demand. The Clear Channel C.V. and CCO International Holdings B.V. notes bear interest at fixed rates of 9.66% and 0.28%, respectively. The Clear Channel Worldwide Holdings, Inc. and Clear Channel KNR Neth Antilles N.V. notes bear interest at 3.65% plus three-month USD LIBOR and 0.88% plus three-month HKD LIBOR, respectively.

The balances outstanding at September 30, 2017 and December 31, 2016 on these Related Party Notes Receivable are as follows:

(In thousands)	September 30, 2017	December 31, 2016
Note due from Clear Channel C.V.	$222,777	$222,777
Note due from CCO International Holdings B.V.	9,227	5,372
Note due from Clear Channel Worldwide Holdings, Inc.	12,325	5,000
Note due from Clear Channel KNR Neth Antilles N.V.	494	$—

Total Related Party Notes Receivable	$244,823	$233,149

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Cash Management Arrangement

iHeartCommunications provides cash management services to the Company and Parent Company. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and continued functioning of their businesses. The amount of any cash that is transferred is determined on a basis mutually agreeable to the Parent Company and iHeartCommunications and not on a pre-determined basis. If excess cash from our operations is transferred to iHeartCommunications, it is either applied against principal or accrued interest on the notes payable to subsidiaries of Parent Company, including Clear Channel C.V., or distributed as cash dividends to subsidiaries of Parent Company prior to transfer to iHeartCommunications. See “Related Party Notes Payable” above.

Management Services

iHeartCommunications and CCOH provide management services to the Company, which include, among other things: (i) treasury and other financial related services; (ii) certain executive officer services; (iii) legal and related services; (iv) licensing of intellectual property, copyrights, trademarks and other intangible assets and (v) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by iHeartCommunications and CCOH based on headcount, revenue or other factors on a pro rata basis. For the three months ended September 30, 2017 and 2016, the Company recorded $8.2 million and $4.7 million, respectively, and $24.6 million and $14.9 million for the nine months ended September 30, 2017 and 2016, respectively, for these services, which are included in Corporate expenses in the Statement of Comprehensive Loss. The increases for the three month and nine month periods ended September 30, 2017 compared to the three month and nine month periods ended September 30, 2016 are primarily due to charges of $4.4 million and $12.6 million, respectively, for management services related to an agreement between CCOH and its indirect parent company, iHeartMedia, Inc., that CCOH will pay a license fee to iHeartMedia, Inc. in 2017 based on revenues of entities using the Clear Channel name. The agreement, entered into in February 2017, related to the potential purchase of the Clear Channel registered trademarks and domain names.

Stewardship Fee

As described in Note 1, the Company is a subsidiary of CCOH, a publicly traded company. As a result, the Company incurs certain costs related to quarterly and annual reporting in order for Parent Company to comply with the Securities and Exchange Commission (“SEC”) reporting requirements. In addition, the Company incurs costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent Company. Such costs are charged back to CCOH on a quarterly basis (“Stewardship Fees”) based on the time incurred by employees of the Company to perform the work. Stewardship fees charged to CCOH during the three months ended September 30, 2017 and 2016 were $5.0 million and $4.9 million, respectively, and $11.6 million and $14.0 million for the nine months ended September 30, 2017 and 2016, respectively. Such costs are included as a reduction in Corporate expenses in the Statement of Comprehensive Loss.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Tax Services Agreement

Pursuant to the tax services agreement CCOH entered into with iHeartCommunications, the operations of the Company are included in a consolidated federal income tax return filed by iHeartMedia. The Company’s provision for income taxes has been computed on the basis that the operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

iHeartCommunications

In its Quarterly Report on Form 10-Q filed with the SEC on November 8, 2017, iHeartCommunications stated that its forecast of future cash flows indicates that such cash flows would not be sufficient for it to meet its obligations, as they become due in the ordinary course of business for a period of 12 months following November 8, 2017, including interest payments on its outstanding debt and payment of the $365.0 million outstanding under the receivables based credit facility at maturity on December 24, 2017, payment of the $51.5 million principal amount of 10% Senior Notes due January 15, 2018 (after giving effect to certain debt exchanges that occurred after September 30, 2017), the payment of the $175.0 million principal amount of 6.875% Senior Notes due June 15, 2018 and the payment of $24.8 million of contractual AHYDO catch-up payments to be made on the Company’s 14% Senior Notes due 2021 beginning with the interest payment due on August 1, 2018. iHeartCommunications further stated that management has determined that there is substantial doubt as to iHeartCommunications’ ability to continue as a going concern for a period of 12 months following November 8, 2017.

If iHeartCommunications were to become insolvent or file for bankruptcy, Parent Company would be an unsecured creditor of iHeartCommunications. In such event, Parent Company would be treated the same as other unsecured creditors of iHeartCommunications and, if Parent Company were not entitled to amounts outstanding under the receivable from iHeartCommunications, or could not obtain such cash on a timely basis or return cash previously received from iHeartCommunications, Parent Company could experience a liquidity shortfall.

NOTE 7 – INCOME TAXES

Significant components of the provision for income tax expense are as follows:

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Current tax (benefit) expense	$(392)	$3,816	$5,454	$14,101
Deferred tax (benefit) expense	130	(724)	(999)	(4)

Income tax (benefit) expense	$(262)	$3,092	$4,455	$14,097

The effective tax rates for the three months ended September 30, 2017 and 2016 were 0.7% and (13.6)%, respectively. The effective tax rates for the nine months ended September 30, 2017 and 2016 were (7.6)% and (13.4)%, respectively. The effective rates were primarily impacted by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions. In addition, the effective tax rates were impacted by the timing and mix of earnings in the jurisdictions in which the Company operates.

NOTE 8 – POSTRETIREMENT BENEFIT PLANS

Certain of the Company’s subsidiaries participate in defined benefit or defined contribution plans that cover substantially all regular employees. The Company deposits funds under various fiduciary-type arrangements or provides reserves for these plans. Benefits under the defined benefit plans are typically based either on years of service and the employee’s compensation (generally during a fixed number of years immediately before retirement) or on annual credits. The range of assumptions that are used for the defined benefit plans reflect the different economic environments within the various countries.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Defined Benefit Pension Plan Financial Information

The table below presents the components of net periodic cost recognized in the consolidated statement of comprehensive loss:

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Service cost	$736	$440	$2,173	$1,719
Curtailment loss	—	—	—	322
Interest cost	958	987	2,805	3,140
Expected returns on plan assets	(1,609)	(1,592)	(4,713)	(4,982)
Amortization of actuarial gains	279	205	818	847
Amortization of prior service costs	(45)	(45)	(133)	(135)

Total net periodic pension expense	$319	$(5)	$950	$911

Plan Contributions

It is the Company’s general practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. From time to time, the Company contributes additional amounts as it deems appropriate. The Company contributed $0.5 million and $0.3 million to defined benefit pension plans during the three months ended September 30, 2017 and 2016, respectively. The Company contributed $1.2 million and $1.2 million to defined benefit pension plans during the nine months ended September 30, 2017 and 2016, respectively.

Defined Contribution Retirement Plans

The Company’s employees participate in retirement plans administered as a service by third-party administrators. Contributions to these plans totaled $3.4 million and $3.9 million for the three months ended September 30, 2017 and 2016, respectively. Contributions to these plans totaled $9.9 million and $11.7 million for the nine months ended September 30, 2017 and 2016, respectively.

NOTE 9 – OTHER INFORMATION

The following table discloses the components of “Other assets” at:

(In thousands)	September 30, 2017	December 31, 2016
Prepaid expenses	$8,355	$7,021
Deposits	5,546	4,544
Investments	4,678	7,122
Deferred income taxes	71,936	63,401
Other	26,331	27,260

Total other assets	$116,846	$109,348

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The following table discloses the components of “Accrued expenses” at:

(In thousands)	September 30, 2017	December 31, 2016
Accrued employee compensation and benefits	$71,737	$74,824
Accrued rent	126,268	98,001
Accrued taxes	16,632	28,159
Accrued other	87,953	70,925

Total accrued expenses	$302,590	$271,909

The following table discloses the components of “Other long-term liabilities” at:

(In thousands)	September 30, 2017	December 31, 2016
Unrecognized tax benefits	$18,250	$13,749
Asset retirement obligation	25,210	21,184
Postretirement benefit obligation (Note 8)	59,501	53,828
Other	32,570	29,020

Total other long-term liabilities	$135,531	$117,781

NOTE 10 – SUBSEQUENT EVENTS

In connection with the preparation of the financial statements and in accordance with Accounting Standards Codification 855-10, Subsequent Events – Overall, management has evaluated and reviewed the affairs of the Company for subsequent events that would impact the financial statements for the three and nine months ended September 30, 2017 through November 8, 2017, the date the financial statements were available to be issued.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition together with the consolidated financial statements and related notes included elsewhere in this document. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Forward-Looking Statements.” Actual results may differ materially from those contained in any forward-looking statements.

Format of Presentation

Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on a consolidated basis. In this MD&A, references to (i) “we,” “us” or “our” are to Clear Channel International B.V. together with its consolidated subsidiaries, (ii) “Issuer” are to Clear Channel International B.V. without any of its subsidiaries, (iii) “Parent Company” are to Clear Channel Outdoor Holdings, Inc., our indirect parent company and (iv) “iHeartCommunications” are to iHeartCommunications, Inc., the indirect parent of Parent Company. We provide outdoor advertising services in geographic regions using various digital and traditional display types. Certain prior period amounts have been reclassified to conform to the 2017 presentation.

Management typically monitors our businesses by reviewing the average rates, average revenue per display, occupancy and inventory levels of each of our display types by market. Our advertising revenue is derived from selling advertising space on the displays we own or operate in key markets, consisting primarily of billboards, street furniture and transit displays. Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets.

Advertising revenue is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP within each market. Our results are also impacted by fluctuations in foreign currency exchange rates as well as economic conditions in the markets in which we have operations.

Relationship with iHeartCommunications

There are several agreements which govern our relationship with Parent Company and Parent Company’s relationship with iHeartCommunications including a Master Agreement, Corporate Services Agreement, Intellectual Property Licensing Agreements, Employee Matters Agreement and Tax Matters Agreement, which relate to corporate, employee, tax and other services provided by iHeartCommunications. iHeartCommunications has the right to terminate these agreements in various circumstances. As of November 8, 2017, no notice of termination of any of these agreements has been received from iHeartCommunications.

Under the Corporate Services and Intellectual Property Licensing Agreements, iHeartCommunications provides management services to Parent Company and its subsidiaries, including us and licenses intellectual property, copyrights, trademarks and other intangible assets to us. The costs of these services and licenses are allocated to us based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the three months ended September 30, 2017 and 2016, we recorded approximately $8.2 million and $4.7 million, respectively, and $24.6 million and $14.9 million for the nine months ended September 30, 2017 and 2016, respectively, for these services, which are reflected as a component of corporate expenses. The increase is primarily due to an agreement entered into in February 2017 between CCOH and its indirect parent company, iHeartMedia, Inc., related to the potential purchase of the Clear Channel registered trademarks and domain names. The agreement provides that CCOH will pay a license fee to iHeartMedia, Inc. in 2017 based on revenues by entities using the Clear Channel name. For the three and nine months ended September 30, 2017, we recognized $4.4 million and $12.6 million, respectively, in relation to this license.

Other Related Party Agreements

We are a subsidiary of Parent Company, a publicly traded company. As a result, we incur certain costs related to quarterly and annual reporting in order for Parent Company to comply with SEC reporting requirements. In addition, we incur costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent Company. Such costs are charged back to Parent Company on a quarterly basis based on the time incurred by our employees to perform the work. The fees that were charged to Parent Company in relation to these services during the three months ended September 30, 2017 and 2016 were $5.0 million and $4.9 million, respectively, and $11.6 million and $14.0 million for the nine months ended September 30, 2017 and 2016, respectively. Such costs are included as a reduction in corporate expenses.

Consolidated Results of Operations

The comparison of our results of operations for the three months ended September 30, 2017 and 2016 is as follows:

(U.S. dollars in thousands)	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2017	2016		2017	2016
Revenue	$257,206	$280,800	(8.4)%	$759,918	$855,292	(11.2)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	185,784	192,634	(3.6)%	531,137	568,794	(6.6)%
Selling, general and administrative expenses (excludes depreciation and amortization)	62,277	61,820	0.7%	171,368	189,483	(9.6)%
Corporate expenses (excludes depreciation and amortization)	10,742	9,500	13.1%	35,201	29,389	19.8%
Depreciation and amortization	18,983	23,386	(18.8)%	54,233	71,920	(24.6)%
Impairment charges	1,591	7,274		1,591	7,274
Other operating income (expense), net	(394)	329		7,472	(55,579)

Operating loss	(22,565)	(13,485)	67.3%	(26,140)	(67,147)	(61.1)%
Interest expense, net	10,434	9,393		27,327	29,568
Equity in loss of nonconsolidated affiliates	(838)	(833)		(1,643)	(2,166)
Other income (expense), net	(1,965)	896		(3,318)	(5,943)

Loss before income taxes	(35,802)	(22,815)		(58,428)	(104,824)
Income tax (benefit) expense	(262)	3,092		4,455	14,097

Consolidated net loss	(35,540)	(25,907)		(62,883)	(118,921)
Less amount attributable to noncontrolling interest	66	1,838		67	4,757

Net loss attributable to the Company	$(35,606)	$(27,745)		$(62,950)	$(123,678)

Consolidated Revenue

For the three months ended September 30, 2017, revenue decreased $23.6 million compared to the same period of 2016. Excluding the $9.3 million impact from movements in foreign exchange rates, revenues decreased $32.9 million compared to the same period of 2016. The decrease in revenue is due to a $35.2 million decrease in revenue resulting from the sale of our business in Australia in 2016. This was partially offset by growth across other markets including Spain, Switzerland and the United Kingdom, primarily from new contracts and digital expansion.

For the nine months ended September 30, 2017, revenue decreased $95.4 million compared to the same period of 2016. Excluding the $15.1 million impact from movements in foreign exchange rates, revenues decreased $80.3 million compared to the same period of 2016. The decrease in revenue is due to a $106.5 million decrease in revenue resulting from the sale of our businesses in Australia and Turkey in 2016. This was partially offset by growth across other markets including Spain, the United Kingdom and Switzerland, primarily from new contracts and digital expansion.

Consolidated Direct Operating Expenses

For the three months ended September 30, 2017, direct operating expenses decreased $6.9 million compared to the same period of 2016. Excluding the $6.8 million impact from movements in foreign exchange rates, direct operating expenses decreased $13.7 million compared to the same period of 2016. The decrease was driven by a $20.1 million decrease in direct operating expenses resulting from the 2016 sale of our business in Australia, partially offset by higher site lease expense in certain countries experiencing revenue growth.

For the nine months ended September 30, 2017, direct operating expenses decreased $37.7 million compared to the same period of 2016. Excluding the $10.4 million impact from movements in foreign exchange rates, direct operating expenses decreased $27.3 million compared to the same period of 2016. The decrease was driven by a $64.5 million decrease in direct operating expenses resulting from the 2016 sales of our businesses in Australia and Turkey, partially offset by higher site lease and production expenses in countries experiencing revenue growth.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

For the three months ended September 30, 2017, SG&A expenses increased $0.5 million compared to the same period of 2016. Excluding the $2.5 million impact from movements in foreign exchange rates, SG&A expenses decreased $2.0 million compared to the same period of 2016. The decrease in SG&A expenses was primarily due to a $6.8 million decrease resulting from the sale of our business in Australia, partially offset by increases in bad debt expense and employee-related expenses.

For the nine months ended September 30, 2017, SG&A expenses decreased $18.1 million compared to the same period of 2016. Excluding the $2.7 million impact from movements in foreign exchange rates, SG&A expenses decreased $15.4 million compared to the same period of 2016. The decrease in SG&A expenses was primarily due to a $20.6 million decrease resulting from the sale of our businesses in Australia and Turkey, partially offset by higher spending related to growth in certain countries, as well as higher spending on strategic efficiency initiatives.

Corporate Expenses

For the three months ended September 30, 2017, corporate expenses increased $1.2 million compared to the same period of 2016. The increase in corporate expenses was primarily due to the $4.4 million new license fee for the Clear Channel registered trademarks and domain names, partially offset by lower spend on strategic revenue and efficiency costs.

For the nine months ended September 30, 2017, corporate expenses increased $5.8 million compared to the same period of 2016. Excluding the $1.9 million impact from movements in foreign exchange rates, corporate expenses increased $7.7 million compared to the same period of 2016. The increase in corporate expenses was primarily due to the $12.6 million new license fee for the Clear Channel registered trademarks and domain names, partially offset by lower spend on strategic revenue and efficiency costs.

Strategic Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses incurred in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability. These costs consist primarily of consolidation of locations and positions, severance related to workforce initiatives, consulting expenses and other costs incurred in connection with improving our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized.

Strategic revenue and efficiency costs were $2.1 million during the three months ended September 30, 2017. Of these costs, $2.0 million are reported within SG&A and $0.1 million are reported in corporate expenses.

Strategic revenue and efficiency costs were $3.0 million during the three months ended September 30, 2016. Of these costs, $0.1 million are reported within direct operating expenses, $2.0 million are reported within SG&A and $0.9 million within corporate expenses.

Strategic revenue and efficiency costs were $6.5 million during the nine months ended September 30, 2017. Of these costs, $0.6 million are reported within direct operating expenses, $5.5 million are reported within SG&A and $0.4 million are reported within corporate expenses.

Strategic revenue and efficiency costs were $4.8 million during the nine months ended September 30, 2016. Of these costs $0.5 million within direct operating expenses, $3.0 million within SG&A and $1.3 million within corporate expenses.

Depreciation and Amortization

Depreciation and amortization decreased $4.4 million and $17.7 million during the three and nine months ended September 30, 2017, respectively, compared to the same periods of 2016 primarily due to the disposal of assets related to the sale of our businesses in Australia and Turkey in 2016 and assets becoming fully depreciated or fully amortized.

Other Operating Income (Expense), Net

Other operating expense, net of $0.4 million was recognized in the three months ended September 30, 2017.    Other operating income, net of $7.5 million recognized in the nine months ended September 30, 2017 related primarily due to the $6.8 million gain on the sale of our joint venture in Belgium.

Other operating income, net of $0.3 million was recognized in the three months ended September 30, 2016. Other operating expense, net of $55.6 million was recognized in for the nine months ended September 30, 2016 related primarily due to the $56.6 million loss on the sale of our business in Turkey.

Interest Expense, Net

Interest expense, net increased $1.0 million during the three months ended September 30, 2017 compared to the three months ended September 30, 2016. The increase primarily related to higher average outstanding balances. On August 14, 2017, we issued $150.0 million of additional notes of our existing 8.75% Senior Notes due 2020. Interest expense, net decreased $2.2 million during the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016. The decrease in interest expense primarily related to lower average outstanding balances and weighted average interest rates, as well as the impact of changes in foreign currency rates.

Equity in Loss of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $0.8 million for the three months ended September 30, 2017 and 2016, respectively, included the loss from our equity investments.

Equity in loss of nonconsolidated affiliates of $1.6 million and $2.2 million for the nine months ended September 30, 2017 and 2016, respectively, included the loss from our equity investments.

Other Income (Expense), net

Other expense, net of $2.0 million and $3.3 million recognized in the three and nine months ended September 30, 2017, respectively, related primarily to net foreign exchange losses recognized in connection with intercompany notes denominated in foreign currencies.

Other income, net of $0.9 million was recognized in the three months ended September 30, 2016. Other expense, net of $5.9 million recognized in the nine months ended September 30, 2016 related primarily to net foreign exchange losses recognized in connection with intercompany notes denominated in foreign currencies, particularly euro denominated notes payable by one of our United Kingdom subsidiaries.

Income Tax Benefit (Expense)

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for purposes of our financial statements, our provision for income taxes was computed assuming that we filed separate consolidated income tax returns together with our subsidiaries.

The effective tax rates for the three months ended September 30, 2017 and 2016 were 0.7% and (13.6)%, respectively. The effective tax rates for the nine months ended September 30, 2017 and 2016 were (7.6)% and (13.4)%, respectively. The effective rates were primarily impacted by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions. In addition, the effective tax rates were impacted by the timing and mix of earnings in the jurisdictions in which the Company operates.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The following discussion highlights our cash flow activities during the nine months ended September 30, 2017 and 2016:

(U.S. dollars in thousands)	Nine Months Ended September 30,
	2017	2016
Cash provided by (used for):
Operating activities	$22,303	$95,460
Investing activities	(57,613)	(79,774)
Financing activities	(1,660)	(6,241)

Operating Activities

Cash provided by operating activities was $22.3 million during the nine months ended September 30, 2017 compared to cash provided by operating activities of $95.5 million during the nine months ended September 30, 2016. The decrease in cash provided by operating activities is primarily attributed to lower income, primarily as a result of the sale of our Australian business in 2016, as well as changes in working capital balances, particularly accounts receivable, which were affected by slower collections.

Investing Activities

Cash used for investing activities of $57.6 million during the nine months ended September 30, 2017, primarily reflected capital expenditures of $61.4 million related to new advertising structures such as billboards and street furniture and renewals of existing contracts, and a $11.7 million increase in related party notes receivables, partially offset by proceeds from the sale of assets and investments, primarily our joint venture in Belgium and an investment in Brazil.

Cash used for investing activities of $79.8 million during the nine months ended September 30, 2016 primarily reflected capital expenditures of $60.4 million primarily related to new advertising structures such as billboards and street furniture and renewals of existing contracts.

Financing Activities

Cash used for financing activities of $1.7 million during the nine months ended September 30, 2017 primarily reflects net transfers to related parties of $164.2 million partially offset by net proceeds from long-term debt of $156.0 million and proceeds from related party notes receivable of $11.4 million.

Cash used for financing activities of $6.2 million during the nine months ended September 30, 2016 primarily reflected the net payments of related party notes payable of $4.5 million and payments of long-term debt of $1.9 million partially offset by net transfers from related parties of $0.7 million.

Anticipated Cash Requirements

Our primary sources of liquidity are cash on hand and cash flow from operations. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand and cash flows from operations will enable us to meet our working capital, capital expenditure and other funding requirements. We believe our long-term plans, which include promoting outdoor media spending and capitalizing on our diverse geographic and product opportunities, including the continued deployment of digital displays, will enable us to continue to generate cash flows from operations sufficient to meet our liquidity and funding requirements long term. However, significant assumptions underlie this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. Our anticipated results are subject to significant uncertainty and may be affected by events beyond our control, including prevailing economic, financial and industry conditions. At September 30, 2017, we had $31.2 million of cash on our balance sheet, a portion of which is held by non-wholly owned subsidiaries or is otherwise subject to certain restrictions and not readily accessible to us.

It is iHeartCommunications’ policy is to permanently reinvest the earnings of its foreign subsidiaries as these earnings generally remain in those jurisdictions for operating needs and continued functioning of their businesses. However, if any excess cash held by us and our subsidiaries is needed to fund operations in the United States, Parent Company has the ability to cause us to make distributions and repatriate available funds. On August 14, 2017, the Company issued $150.0 million in aggregate principal amount of its 8.75% Senior Notes due 2020 (the “New Notes”) and used the proceeds therefrom to make a distribution to its parent company, which then transferred the proceeds Clear Channel C.V., which may use such proceeds for general corporate purposes, including to fund our operating expenses and capital expenditures as well as those of its other subsidiaries and its parent entities (including Parent Company).

As Parent Company’s controlling stockholder, iHeartCommunications may request and may exert pressure on us to engage in transactions for the purpose of supporting its liquidity needs, such as financings or asset sales, which may negatively affect our business operations or our capital structure. In its Quarterly Report on Form 10-Q filed with the SEC on November 8, 2017, iHeartCommunications stated that its forecast of future cash flows indicates that such cash flows would not be sufficient for it to meet its obligations, as they become due in the ordinary course of business for a period of 12 months following November 8, 2017, including interest payments on its outstanding debt and payment of the $365.0 million outstanding under the receivables based credit facility at maturity on December 24, 2017, payment of the $51.5 million principal amount of 10% Senior Notes due January 15, 2018 (after giving effect to certain debt exchanges that occurred after September 30, 2017), the payment of the $175.0 million principal amount of 6.875% Senior Notes due June 15, 2018 and the payment of $24.8 million of contractual AHYDO catch-up payments to be made on the Company’s 14% Senior Notes due 2021 beginning with the interest payment due on August 1, 2018. iHeartCommunications further stated that management has determined that there is substantial doubt as to iHeartCommunications’ ability to continue as a going concern for a period of 12 months following November 8, 2017.

iHeartCommunications provides the day-to-day cash management services for Parent Company’s cash activities and balances in the U.S. Parent Company does not have any material committed external sources of capital other than iHeartCommunications, and iHeartCommunications is not required to provide Parent Company with funds to finance its working capital or other cash requirements. Parent Company has no access to the cash transferred from it to iHeartCommunications under the cash management arrangement other than its right to demand payment by iHeartCommunications of the amounts owed to Parent Company under the Due from iHeartCommunications note. Financial distress at iHeartCommunications could result in its inability to repay amounts due to Parent Company under the Due from iHeartCommunications note when demanded or at maturity on December 15, 2017, and could also have the effect of increasing

Parent Company’s borrowing costs or impairing its access to capital markets. If iHeartCommunications were to become insolvent or file for bankruptcy, Parent Company would be an unsecured creditor of iHeartCommunications. In that event, Parent Company would be treated the same as other unsecured creditors of iHeartCommunications and, if Parent Company were not repaid or otherwise entitled to amounts outstanding or previously paid under the revolving promissory note, could not obtain cash previously transferred to iHeartCommunications on a timely basis or retain cash previously received from iHeartCommunications, it could experience a liquidity shortfall.

Our ability to fund our working capital, capital expenditures and other obligations depends on our future operating performance and cash flow from operations. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. We may not be able to secure any such additional financing on terms favorable to us or at all.

We were in compliance with the covenants contained in our financing agreements as of September 30, 2017.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

Cash Management Arrangement

iHeartCommunications provides cash management services to us and Parent Company. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and to maintain the continued functioning of such subsidiaries’ businesses. The amount of any cash that is distributed is determined on a basis mutually agreeable to Parent Company and iHeartCommunications, and not on a predetermined basis. Excess cash from our operations which is distributed to iHeartCommunications is either applied against principal or accrued interest on the subordinated notes payable to subsidiaries of Parent Company, including Clear Channel C.V., or distributed as cash dividends to subsidiaries of Parent Company prior to transfer to iHeartCommunications.

Senior Notes

As of September 30, 2017, we had $375.0 million aggregate principal amount outstanding of 8.75% Senior Notes due 2020.

On August 14, 2017 the Company issued $150.0 million in aggregate principal amount of New Notes. The New Notes were issued as additional notes under the indenture governing the Company’s existing 8.75% Senior Notes due 2020 and were issued at a premium, resulting in $156.0 million in proceeds. The New Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year.

The Senior Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The Senior Notes are guaranteed by certain of our existing and future subsidiaries. The Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all of our unsubordinated indebtedness, and the guarantees of the Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the Senior Notes.

We may redeem the Senior Notes at our option, in whole or in part, at any time prior to December 15, 2017, at a price equal to 100% of the principal amount of the notes redeemed, plus a make-whole premium, plus accrued and unpaid interest to the redemption date. We may redeem the Senior Notes, in whole or in part, on or after December 15, 2017, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. At any time on or before December 15, 2017, we may elect to redeem up to 40% of the aggregate principal amount of the Senior Notes at a redemption price equal to 108.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Senior Notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) create liens on assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of our assets.

Related Party Subordinated Notes Payable

As of September 30, 2017 and December 31, 2016, we had related party subordinated notes payable balances outstanding of $1.1 billion and $1.0 billion, respectively. The unsecured subordinated notes payable are owed to other wholly-owned subsidiaries of Parent Company and bear interest at a rate of 3.4% plus three-month EUR or GBP LIBOR.

Subsidiary Credit Facilities

Certain of our subsidiaries are the primary borrowers under various credit and overdraft facilities with European banks. These facilities are denominated primarily in Euros. As of September 30, 2017, there were no amounts outstanding under these facilities and there was approximately $5.9 million available for borrowings.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

SEASONALITY

Typically, we experience our lowest financial performance in the first quarter of the calendar year, resulting in a loss from operations in that period. We typically experience our strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future. Due to this seasonality and certain other factors, the results for the interim periods may not be indicative of results for the full year.

MARKET RISK

We are exposed to market risks arising from changes in market rates and prices, including movements in foreign currency exchange rates and inflation.

On June 23, 2016, the United Kingdom (the “U.K.”) held a referendum in which voters approved an exit from the European Union (the “E.U.”), commonly referred to as “Brexit,” and on March 29, 2017, the U.K. delivered formal notification of its intention to withdraw from the E.U. Our International segment is currently headquartered in the U.K. and transacts business in many key European markets including the U.K. The announcement of Brexit caused the British pound currency rate to weaken against the U.S. dollar. Further, Brexit may cause our U.K. customers to closely monitor their costs and reduce the amount they spend on advertising. These effects of Brexit, among others, could adversely affect our business, financial condition, operating results and cash flows.

Foreign Currency Exchange Rate Risk

We have operations in several countries in Europe and in Singapore. Operations in these countries are measured in their local currencies, and our consolidated financial statements are presented in U.S. dollars. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have decreased our net loss for the three and nine months ended September 30, 2017 by $3.6 million and $6.5 million, respectively. We estimate a 10% decrease in the value of the U.S. dollar relative to foreign currencies during the three and nine months ended September 30, 2017 would have increased our net loss for the three and nine months ended September 30, 2017 by a corresponding amounts.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in the notes to our consolidated financial statements included in Item 8 of Part II of this Annual Report on Form 10-K. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill as part of the two-step impairment testing approach involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value.

On July 1, 2017, we performed our annual impairment test in accordance with ASC 350-30-35, resulting in a goodwill impairment charge of $1.6 million related to one country. In determining the fair value of our reporting units, we used the following assumptions:

•	Expected cash flows underlying our business plans for the periods 2017 through 2021. Our cash flow assumptions are based on detailed, multi-year forecasts performed by each of our operating segments, and reflect the advertising outlook across our businesses.

•	Cash flows beyond 2021 are projected to grow at a perpetual growth rate, which we estimated at 3.0%.

•	In order to risk adjust the cash flow projections in determining fair value; we utilized a discount rate of approximately 8.0% to 9.5% for each of our reporting units.

Based on our annual assessment using the assumptions described above, a hypothetical 10% reduction in the estimated fair value in each of our reporting units would not result in a material impairment condition.

SELECTED ISSUER, GUARANTOR AND NON-GUARANTOR FINANCIAL DATA

Certain of our subsidiaries organized under the laws of Belgium, England and Wales, the Netherlands, Sweden and Switzerland guarantee the Senior Notes. Certain of our subsidiaries organized under the other jurisdictions where we conduct operations do not guarantee the notes. The following tables set forth unaudited selected separate historical financial data for us, the guarantors and non-guarantor subsidiaries for the three and nine months ended September 30, 2017 and 2016 and at September 30, 2017 and December 31, 2016. The selected historical financial data for the three and nine months ended September 30, 2017 and 2016 and at September 30, 2017 and December 31, 2016 are derived from our unaudited consolidated financial statements and related notes included herein. Historical results are not necessarily indicative of the results to be expected for future periods.

We are not subject to the reporting requirements of the SEC. The financial information included herein is not intended to comply with the requirements of Regulation S-X under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder. Specifically, we have not included any separate financial statements for the guarantors or a footnote to our consolidated financial statements showing financial information for the guarantors and the non-guarantor subsidiaries as would be required if we had registered the Senior Notes with the SEC. The information set forth below will be the only information presenting separate financial data for us, the guarantors and the non-guarantors that you will receive.

You should read the information presented below in conjunction with our historical consolidated financial statements and related notes herein, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(In millions)	Three Months Ended September 30, 2017
			Non-Guarantor Subsidiaries
	Issuer	Guarantor Subsidiaries	Europe	Non- Europe (1)	Eliminations	Consolidated
Results of Operations Data:
Revenue	$—	$113.0	$139.9	$4.3	$—	$257.2
Direct operating, SG&A and Corporate expenses	0.2	105.4	149.9	3.3	—	258.8
Depreciation and amortization	—	8.1	10.5	0.4	—	19.0
Impairment charges	—	—	1.6	—	—	1.6
Other operating (expense) income	—	—	(0.4)	—	—	(0.4)

Operating income (loss)	$(0.2)	$(0.5)	$(22.5)	$0.6	$—	$(22.6)

Other Financial Data:
Capital expenditures	$—	$8.4	$9.2	$0.1	$—	$17.7
	Nine Months Ended September 30, 2017
Results of Operations Data:
Revenue	$—	$330.1	$415.9	$13.9	$—	$759.9
Direct operating, SG&A and Corporate expenses	0.2	305.6	421.4	10.5	—	737.7
Depreciation and amortization	—	21.9	31.1	1.2	—	54.2
Impairment charges	—	—	1.6	—	—	1.6
Other operating (expense) income	—	6.7	0.8	—	—	7.5

Operating income (loss)	$(0.2)	$9.3	$(37.4)	$2.2	$—	$(26.1)

Other Financial Data:
Capital expenditures	$—	$29.9	$31.2	$0.3	$—	$61.4

Balance Sheet Data (at end of period):
Cash and cash equivalents	$—	$22.0	$8.1	$1.1	$—	$31.2
Current assets	—	159.4	239.4	6.1	—	404.9
Property, plant and equipment, net	—	125.1	171.7	4.3	—	301.1
Intercompany assets	18.9	335.9	146.6	44.7	(546.1)	—
Total assets	241.7	780.5	748.0	59.1	(546.1)	1,283.2
Current liabilities	9.5	153.0	254.3	5.2	—	422.0
Long-term debt, less current maturities	368.9	—	0.1	—	—	369.0
Related party subordinated notes payable	524.2	533.3	—	—	—	1,057.5

(1)	Includes subsidiaries organized under the laws of Singapore and certain other immaterial or dormant subsidiaries.

(In millions)	Three Months Ended September 30, 2016
			Non-Guarantor Subsidiaries
	Issuer	Guarantor Subsidiaries	Europe	Non- Europe (1)	Eliminations	Consolidated
Results of Operations Data:
Revenue	$—	$104.9	$135.9	$40.0	$—	$280.8
Direct operating, SG&A and Corporate expenses	0.1	99.9	132.0	32.0	—	264.0
Depreciation and amortization	—	8.2	11.4	3.7	—	23.3
Impairment charges	—	7.3	—	—	—	7.3
Other operating (expense) income	—	0.1	0.2	—	—	0.3

Operating income (loss)	$(0.1)	$(10.4)	$(7.3)	$4.3	$—	$(13.5)

Other Financial Data:
Capital expenditures	$—	$11.5	$4.1	$5.0	$—	$20.6
	Nine Months Ended September 30, 2016
Results of Operations Data:
Revenue	$—	$324.2	$420.2	$110.9	$—	$855.3
Direct operating, SG&A and Corporate expenses	0.5	296.9	399.2	91.0	—	787.6
Depreciation and amortization	—	25.2	36.1	10.6	—	71.9
Impairment	—	7.3	—	—	—	7.3
Other operating (expense) income	—	(0.8)	(54.8)	—	—	(55.6)

Operating income (loss)	$(0.5)	$(6.0)	$(69.9)	$9.3	$—	$(67.1)

Other Financial Data:
Capital expenditures	$—	$26.2	$16.4	$17.8	$—	$60.4

Balance Sheet Data (at December 31, 2016):
Cash and cash equivalents	$—	$56.7	$6.1	$1.6	$—	$64.4
Current assets	—	173.0	211.3	9.5	—	393.8
Property, plant and equipment, net	—	110.2	150.6	4.9	—	265.7
Intercompany assets	(439.1)	324.3	137.5	34.2	(56.9)	—
Total assets	(216.3)	749.9	674.4	52.1	(56.9)	1,203.2
Current liabilities	0.7	147.0	216.7	5.4	—	369.8
Long-term debt, net of current maturities	215.9	5.7	0.4	—	—	222.0
Related party subordinated notes payable	—	963.7	—	—	—	963.7

(1)	Includes subsidiaries organized under the laws of Australia, New Zealand and Singapore and certain other immaterial or dormant subsidiaries. In October of 2016, we sold our subsidiaries in Australia and New Zealand.

FORWARD LOOKING STATEMENTS

This document includes “forward-looking statements.” Forward-looking statements include statements concerning future events or our future financial performance that is not historical information. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements attributable to us apply only as of the date hereof. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Uncertainties and other factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	risks associated with weak or uncertain global economic conditions and their impact on the capital markets, including any impact as a result of Brexit;

•	industry conditions, including competition;

•	legislative or regulatory requirements;

•	restrictions on outdoor advertising of certain products;

•	our dependence on Clear Channel Outdoor Holdings, Inc.’s management team and key individuals;

•	regulations and consumer concerns regarding privacy and data protection;

•	the possibility of a breach of our security measures;

•	environmental, health, safety and land use legislation and regulations;

•	risks of doing business in multiple jurisdictions;

•	fluctuations in exchange rates and currency values;

•	our ability to obtain or retain key concessions and contracts;

•	risks associated with many factors, including technological, general economic and political conditions in the countries in which we currently do business;

•	the risk that we may not be able to integrate the operations of acquired businesses successfully;

•	the restrictions imposed by the financing agreements of iHeartCommunications, Inc. and Clear Channel Outdoor Holdings, Inc.; and

•	the restrictions imposed by other operating agreements between iHeartCommunications, Inc. and Clear Channel Outdoor Holdings, Inc.

The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.